Exhibit 99.1

Bank of the Ozarks, Inc. Announces Fourth Quarter Earnings Release Date and Conference Call and Provides Updated Guidance

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 4, 2011--Bank of the Ozarks, Inc. (NASDAQ: OZRK) expects to report fourth quarter 2010 earnings at the close of business Monday, January 24, 2011. Management plans to conduct a conference call to review this information at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, January 25, 2011. Interested parties may listen to this call by dialing 1-800-990-4845 (United States and Canada only) and ask for the Bank of the Ozarks conference call. A recorded playback of the call will be available starting that afternoon by calling 1-800-642-1687 (U.S. and Canada) or 706-643-0846 (internationally). The passcode for this playback is 35181231. In addition, the call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations.”

The Company, through its bank subsidiary, entered into a purchase and assumption agreement with loss share agreements with the Federal Deposit Insurance Corporation on December 17, 2010 pursuant to which it acquired substantially all of the assets and assumed all of the deposits and certain other liabilities of the former Chestatee State Bank of Dawsonville, Georgia. The final carrying values of assets acquired and liabilities assumed are expected to be determined in the near future and included in the financial results to be released on January 24, 2011. The Company expects this acquisition to be accretive to net income, diluted earnings per common share and book value per common share.

The Company expects to report fourth quarter 2010 operating results, including asset quality results, generally in line with the guidance it publicly provided in its quarterly conference call with analysts and investors on October 14, 2010. Several Arkansas banks have recently reported significant exposure to what has been described as “fraudulent rural improvement district bonds” which reportedly were purchased from a single individual. The Company currently has no business relationship with that individual, owns none of these “fraudulent rural improvement district bonds” and has been unable to identify any outstanding loans secured by such bonds.

Bank of the Ozarks, Inc. is a bank holding company with $3.18 billion in total assets as of September 30, 2010 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 90 offices in Arkansas, Georgia, Texas, Florida, North Carolina, South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217